EXHIBIT 10.40

Corporate Performance Plan For 2007

CORNING INCORPORATED

INCENTIVE STOCK PLAN AGREEMENT

(Restricted Stock Grant)

This Incentive Stock Agreement dated December 6, 2006 between Corning Incorporated (“Corning” or the “Corporation”) and the employee named below is subject in all respects to Corning’s 2005 Employee Equity Participation Program, a copy of which may be obtained from the Corporation’s Secretary at One Riverfront Plaza, Corning, New York, 14831.

1.	Awards of Shares. Corning hereby awards to the below-named employee (the “Employee”) the number of shares of Corning Common Stock, par value $.50 per share (the “Incentive Stock”), indicated below.

Employee	Shares of Incentive Stock	Social Security No.

2.	Non-Transferability. The shares of Incentive Stock (and all shares subsequently issued or distributed by means of dividends, splits, combinations, reclassifications, and/or other capital changes with respect such shares) may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee until the Employee is entitled to receive possession of the shares of Incentive Stock pursuant to the terms of this Agreement.

3.	Earning and Vesting. The Employee shall earn shares of Incentive Stock based upon the extent to which the Compensation Committee of Corning’s Board of Directors (the “Committee”) determines that the performance goals for the 2007 fiscal year (the “Performance Period”) set forth in the schedule titled “2007 Corporate Performance Plan Financial Goals” have been met. If the Employee’s employment relationship with the Corporation is terminated for any reason (other than a termination as described in Section 4(f) or Section 4(b)(i) below, both of which result in no shares eligible to be earned) during the 2007 fiscal year, the number of shares of Incentive Stock which the Employee may be eligible to earn shall be reduced in a ratio the numerator of which is 12 minus the number of months the Employee was actively employed during 2007 and the denominator of which is 12.

Once earned the shares of Incentive Stock may not be sold, assigned, transferred, pledged or otherwise encumbered prior to February 1, 2010 (except in the event of the death of the Employee) and shall be subject to the possibility of forfeiture as set forth in Section 4 below.

4.	Termination of Employment. The shares of Incentive Stock earned are subject to forfeiture prior to February 1, 2010, and shall be forfeited to Corning as follows:

(a)	Retirement at or After Age 55 – Subject to the provisions of subsection (g) below, if the Employee’s employment shall terminate on account of normal or early retirement on or after age 55, the possibility of forfeiture shall lapse.

(b)	Involuntary Termination (not “for cause”) – Subject to the provisions of subsection (g) below, if the Employee’s employment shall be involuntarily terminated and is not “for cause”

(i)	during the Performance Period, then the shares of Incentive Stock shall be forfeited; or

(ii)	after the Performance Period, then the possibility of forfeiture shall lapse as of the Employee’s termination date for the prorated number of shares earned, calculated as the total number of shares earned multiplied by a ratio with the numerator equal to the number of months from the start of the Performance Period through the Employee’s termination date, and the denominator of which is 36.

(c)	Death – Subject to the provisions of subsection (g) below, if the Employee shall die while employed after the Performance Period, the possibility of forfeiture shall lapse on the earned shares. If Employee’s death occurs during the Performance Period, such lapse shall not occur until the actual number of shares earned (prorated in accordance with Section 3 above) is approved by the Committee.

(d)	Disability – Subject to the provisions of subsection (g) below, if the Employee’s employment shall terminate after the Performance Period as a result of a total and permanent disability (as that term is defined in the Corporation’s long-term disability plan(s)), the possibility of forfeiture shall lapse. If Employee’s total and permanent disability occurs during the Performance Period, such lapse shall not occur until the actual number of shares earned (prorated in accordance with Section 3 above) is approved by the Committee.

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(e)	Divestiture, etc. – Subject to the provisions of subsection (g) below, if the Employee’s employment is terminated due to a reduction in force or divestiture or discontinuance of certain of the Corporation’s operations after the Performance Period, the possibility of forfeiture shall lapse. If Employee’s termination of employment under this subsection occurs during the Performance Period, such lapse shall not occur until the actual number of shares earned (prorated in accordance with Section 3 above) is approved by the Committee.

(f)	Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts – If the Employee voluntarily leaves the employ of the Corporation without its express consent, if the Employee’s employment shall be terminated “for cause”, or if the Employee causes the Corporation to suffer financial harm or damage to its reputation (either before or after termination of employment) through (i) dishonesty, (ii) material violation of the Corporation’s standards of ethics or conduct, or (iii) material deviation from the duties owed the Corporation by the Employee, the shares of Incentive Stock shall be forfeited.

(g)	Change of Control – In the event of a “change in control”, the provisions of this Section 4 shall not be applicable and the possibility of forfeiture shall lapse in it entirety.

For purposes of this Agreement, the term “change of control” shall mean and shall be deemed to occur if and when:

(i)	an offerer (other than Corning) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of Corning securities representing 50% or more of the combined voting power of Corning’s then outstanding securities;

(iii)	the membership of Corning’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)	The consummation of a merger in which the Corporation is not the surviving corporation, consolidation, sale or disposition of all or substantially all of Corning’s assets or a plan of partial or complete liquidation approved by the Corporation’s shareholders.

5.	Possession of Shares. The shares of Incentive Stock shall be registered in the name of the Employee but shall be held by Corning (in “book entry” form) until the Employee is entitled to possession of the shares pursuant to the terms of this Agreement. Until the Employee has received possession of the shares of the Incentive Stock, the Employee shall have no right to sell, assign, transfer, pledge or otherwise encumber the shares of Incentive Stock in any manner, any attempt to do so to result in the forfeiture of such shares to which such sale, assignment, transfer, pledge or other encumbrance purports to relate.

6.	Voting Rights and Dividends. The Employee may vote the shares of Incentive Stock and receive all dividends as declared and paid by Corning, subject to the appropriate withholding to satisfy applicable tax requirements.

7.	Legends. The Employee acknowledges that the shares of Incentive Stock are held in electronic “book entry” in a restricted account by Corning, and if converted into paper certificate form would bear a restricted legend indicating the possibility of forfeiture and the restrictions on transfer.

8.	Transfers. If the Employee shall be transferred from Corning to a subsidiary company (being a 50% or greater owned entity within the meaning of Section 424(f) of the Internal Revenue Code), or vice versa or from one subsidiary company to another, the Employee’s employment shall not be deemed to have terminated.

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9.	Any modification of the terms of this Agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this Agreement shall be finally determined, by the Compensation Committee of Corning’s Board of Directors in it absolute discretion.

IN WITNESS WHEREOF, this Agreement has been duly executed by Corning and the Employee.

CORNING INCORPORATED		EMPLOYEE

By:		By:
	K. P. Gregg	Address:
Executive Vice President & Chief
	Administrative Officer	S.S.N.:

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